EXHIBIT 99(d)(3)

                           TALK AMERICA HOLDINGS, INC.
                    2001 NON-OFFICER LONG-TERM INCENTIVE PLAN

      1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

          1.1. "Agreement" means a written agreement implementing an Award.

          1.2. "Award" means a grant of an Option or Right or an award of Restricted Stock or Incentive Shares.

          1.3. "Board" means the Board of Directors of the Company.

          1.4. "Committee" means a committee or subcommittee of the Board appointed by the Board to administer this Plan and programs hereunder. The Committee may, in its discretion, appoint a subcommittee to administer the Plan with respect to specific Awards hereunder.

          1.5. "Common Stock" means the common stock, par value $.01 per share, of the Company.

          1.6. "Company" means Talk America Holdings, Inc.

          1.7. "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Section 8.1.

          1.8. "Date of Grant" means the date on which an Option or Right is granted or Restricted Stock or Incentive Shares are awarded under this Plan.

          1.9. "Director" means a member of the Board of Directors of the Company or any Subsidiary.

          1.10. "Employee" means any person determined by the Committee to be an employee of the Company or a Subsidiary, including a consultant or any person who has been hired to be an employee of the Company or a Subsidiary, but shall not include (i) any Director of the Company or (ii) any person who is an officer of the Company or any Subsidiary. For the purposes hereof, the term "officer" shall have the meaning set forth in Section 16 of Exchange Act and Rule 16a-1(f) promulgated thereunder.

          1.11. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          1.12. "Fair Market Value" means an amount equal to the last sale price for a Share on the Nasdaq National Market as reported by such source as the Committee may select, or, if such price quotations of the Common Stock are not then reported, then the fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.



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          1.13. "Grantee" means an Employee to whom Restricted Stock has been awarded pursuant to Section 9 or Incentive Shares have been awarded pursuant to
Section 10.

          1.14. "Incentive Shares" means an award providing for the contingent grant of Shares pursuant to the provisions of Section 10.

          1.15. "Option" means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6.

          1.16. "Option Period" means the period during which an Option may be exercised.

          1.17. "Option Price" means the price per Share at which an Option may be exercised. Subject to the terms of the Plan, the Option Price shall be determined by the Committee; provided, however, that in no event shall the Option Price be less than the greater of 25% of the Fair Market Value as of the Date of Grant or the par value of the Common Stock.

          1.18. "Optionee" means an Employee to whom an Option or Right has been granted.

          1.19. "Performance Goals" means performance goals established by the Committee, which may be based on earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance standards may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee.

          1.20. "Plan" means this Talk America Holdings, Inc. 2001 Non-Officer Long-Term Incentive Plan, as amended from time to time.

          1.21 "Related Option" means the Option in connection with which, or by amendment to which, a specified Right is granted.

          1.22. "Related Right" means the Right granted in connection with, or by amendment to, a specified Option.

          1.23. "Restricted Stock" means Shares awarded under the Plan pursuant to the provisions of Section 9.

          1.24 "Right" means a stock appreciation right granted under the Plan in accordance with the terms of Section 7.


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          1.25 "Right Period" means the period during which a Right may be exercised.

          1.26. "Share" means a share of Common Stock.

          1.27. "Subsidiary" means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

     2. Purpose. This Plan is intended to assist the Company and its Subsidiaries in attracting and retaining Employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

     3. Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to award Options, Rights, Restricted Stock and Incentive Shares to Employees, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Employees to whom Options or Rights shall be granted and to whom Restricted Stock or Incentive Shares shall be awarded, the terms (which terms need not be identical) of all Awards to Employees, including without limitation the Option Price of Options, the time or times at which Awards are made, the number of Shares covered by Awards, any exceptions to non-transferability, any Performance Goals applicable to Awards, any provisions relating to vesting, any circumstances in which the Options would terminate, the period during which Options and Rights may be exercised, and the period during which Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by the Award recipients, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of this Plan, the Committee shall have plenary authority to interpret this Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration of this Plan. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final.

      4. Eligibility. Options, Rights, Restricted Stock and Incentive Shares may be granted or awarded only to Employees. An Employee who has been granted an Option or Right or awarded Restricted Stock or Incentive Shares may be granted additional Options and Rights or awarded additional shares of Restricted Stock or Incentive Shares.

      5.  Stock Subject to Plan.

          5.1. Subject to adjustment as provided in Section 11, the maximum number of Shares that may be issued under this Plan is 5,000,000 Shares.

          5.2. If an Option or Right expires or terminates for any reason (other than termination by virtue of the exercise of a Related Option or Related Right, as the case may be) without having been fully exercised, if Shares of Restricted Stock are forfeited or if Shares covered by an Incentive


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Share Award are not issued or are forfeited, the unissued or forfeited Shares which had been subject to the Award shall become available for the grant of additional Awards.

          5.3. Upon exercise of a Right (regardless of whether the Right is settled in cash or Shares), the number of Shares with respect to which the Right is exercised shall be charged against the number of Shares issuable under the Plan and shall not become available for the grant of other Awards.

      6.  Options.

          6.1. Options granted under this Plan to Employees shall not be incentive stock options, as defined under Section 424 of the Internal Revenue Code of 1986, as amended, and shall be evidenced by an Agreement that specifies the terms and conditions of the grant. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify.

          6.2. The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that an Option shall not be exercisable after ten years from its Date of Grant.

          6.3. The Committee, in its discretion, may provide in an Agreement for the right of the Optionee to surrender to the Company an Option (or a portion thereof) that has become exercisable and to receive upon such surrender, without any payment to the Company (other than required tax withholding amounts) that number of Shares (equal to the highest whole number of Shares) having an aggregate fair market value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (i) the Fair Market Value on the date of surrender over (ii) the Option Price, plus an amount of cash equal to the fair market value of any fractional Share to which the Optionee would be entitled but for the parenthetical above relating to whole number of Shares. Any such surrender shall be treated as the exercise of the Option (or portion thereof).

      7.   Rights.

          7.1. Rights granted under the Plan shall be evidenced by an Agreement specifying the terms and conditions of the grant.

          7.2. A Right may be granted under the Plan:

               (a) in connection with, and at the same time as, the grant of an Option under the Plan;

               (b) by amendment of an outstanding Option granted under the Plan; or

               (c) independently of any Option granted under the Plan.


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          7.3. A Right granted under Section 7.2(a) or Section 7.2(b) of this
Plan is a Related Right. A Related Right may, in the Board's or Committee's discretion, apply to all or any portion of the Shares subject to the Related Option.

          7.4. A Right may be exercised in whole or in part as provided in the applicable Agreement, and, subject to the terms of the Agreement, entitles an Optionee to receive, without payment to the Company (but subject to required tax withholding), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a fair market value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value on the Date of Exercise of the Right over (ii) either (A) the Fair Market Value on the Date of Grant of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right.

          7.5. The Right Period shall be determined by the Committee and specifically set forth in the Agreement, subject to the following conditions:

               (a) a Right will expire no later than the earlier of (1) ten years from the Date of Grant, or (2) in the case of a Related Right, the expiration of the Related Option;

               (b) a Right may be exercised only when the Fair Market Value on the Date of Exercise exceeds either (1) the Fair Market Value on the Date of Grant of the Right if it is not a Related Right, or (2) the Option Price of the Related Option if the Right is a Related Right; and

               (c) a Right that is a Related Right to an Option may be exercised only when and to the extent the Related Option is exercisable.

          7.6. The exercise, in whole or in part, of a Related Right shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option shall cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Option is exercised.

      8.  Exercise of Options and Rights.

          8.1. An Option or Right may, subject to the terms of the applicable Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (a) a full payment for the Shares with respect to which the Option is exercised or (b) irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the option. To the extent provided in the applicable Option Agreement, payment may be made in whole or in part by delivery (including constructive delivery) of Shares valued at Fair Market Value on the Date of Exercise or by delivery of a promissory note as provided in Section 8.2 hereof.


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          8.2. To the extent provided in an Agreement and permitted by applicable law, the Committee may accept as partial payment of the Option Price a promissory note executed by the Optionee evidencing his or her obligation to make future cash payment thereof. Promissory notes made pursuant to this Section
8.2 shall be payable upon such terms as may be determined by the Committee, shall be secured by a pledge of the Shares received upon exercise of the Option, or other securities the Committee may deem to be acceptable for such purposes, and shall bear interest at a rate fixed by the Committee.

          8.3. Options and Rights made under this Plan shall be transferable by will, the laws of descent and distribution, and as provided by the Committee in an Agreement.

     9.   Restricted Stock Awards.

          9.1. Restricted Stock awards under this Plan shall consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions as may be determined by the Committee. Such terms and conditions may provide, in the discretion of the Committee, for the lapse of forfeiture and transfer restrictions to be contingent upon the achievement of one or more specified Performance Goals.

          9.2. Restricted Stock awards under this Plan shall be evidenced by Agreements specifying the terms and conditions of the Award. Each Agreement evidencing an Award of Restricted Stock shall contain the following:

               (a) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock under this Plan, (ii) the right to vote the Shares, and
(iii) the right to receive dividends thereon, in each case during the restriction period applicable to the Shares; provided, however, that the Grantee shall have all the other rights of a stockholder including without limitation the right to receive dividends and the right to vote the Shares;

               (b) a requirement that each certificate representing Shares of Restricted Stock shall be deposited with the Company, or its designee, and shall bear the following legend:

               "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the Talk America Holdings, Inc. 2001 Non-Officer Long-Term Incentive Plan, and an Agreement entered into between the registered owner and Talk America Holdings, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of this Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of Talk America Holdings, Inc."; and


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               (c) the terms and conditions upon which any restrictions
applicable to Shares of Restricted Stock shall lapse and new certificates free of the foregoing legend shall be issued to the Grantee or his or her legal representative.

          9.3. The Committee may include in any Agreement awarding Restricted Stock a requirement that, in the event of a Grantee's termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock shall be forfeited by the Grantee to the Company without payment of any consideration by the Company and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee shall thereafter have any further rights or interest in the Shares or certificates.

     10. Incentive Share Awards. Incentive Shares awarded under this Plan shall be evidenced by an Agreement specifying the terms and conditions of such Award. Incentive Share Awards shall provide for the issuance of Shares to a Grantee at such times and subject to such terms and conditions as the Committee shall deem appropriate, including without limitation terms that condition the issuance of Shares upon the achievement of Performance Goals.

     11. Capital Adjustments. In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation and the like, the Committee may, in its discretion, provide for a substitution for or adjustment in (i) the number and class of Shares subject to outstanding Options, Rights and Awards of Restricted Stock or Incentive Shares,
(ii) the Option Price of Options and the base price upon which payments under Rights that are not Related Rights are determined, and (iii) the aggregate number and class of Shares for which Awards thereafter may be made under this Plan and to individual Award recipients.

     12. Termination or Amendment. The Board may amend, alter or terminate this Plan in any respect at any time; provided, however, that, no amendment, alteration or termination of this Plan shall be made by the Board without approval of each affected Optionee and Grantee if such amendment, alteration or termination would adversely affect his or her rights or obligations under any Award made prior to the date of such amendment, alteration or termination.

     13. Modification, Extension, Renewal, Substitution.

          13.1. Subject to the terms and conditions of this Plan, the Committee may modify, extend or renew outstanding Options and Rights, or accept the surrender of outstanding Options and Rights granted under this Plan or options and stock appreciation rights granted under any other plan of the Company or a Subsidiary (to the extent not theretofore exercised), and authorize the granting of new Options and Rights pursuant to this Plan in substitution therefor. Any substituted Options or Rights may specify a lower exercise price than the surrendered options and stock appreciation rights, a longer term than the surrendered options and stock appreciation rights, or have any other provisions that are authorized by this Plan. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards of Restricted Stock or Incentive Shares. Notwithstanding the foregoing, however, no modification of an Award shall, without the


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consent of the Optionee or Grantee, alter or impair any of the Optionee's or
Grantee's rights or obligations under such Award.

          13.2. Anything contained herein to the contrary notwithstanding, Options and Rights, Restricted Stock and Incentive Shares may, at the discretion of the Committee, be granted under this Plan in substitution for options to purchase shares of capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Subsidiaries. The terms and conditions of the substitute Options, Rights, Restricted Stock and Incentive Shares so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the Awards in substitution for which they are granted.

     14. Effectiveness of this Plan. This Plan and any amendments hereto are effective on the date on which they are adopted by the Board, except as otherwise specified by the Board.

     15. Withholding. The Company's obligation to deliver Shares or pay any amount pursuant to the terms of any Award hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, an Optionee or Grantee may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (i) tendering a cash payment, (ii) authorizing the Company to withhold Shares otherwise issuable to the Optionee or Grantee, or
(iii) delivering to the Company already-owned and unencumbered Shares.

     16. Term of this Plan. Unless sooner terminated by the Board pursuant to
Section 11, this Plan shall terminate on July 31, 2011, and no Awards may be made after such date. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

     17. Indemnification of Committee. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Option, Right, Restricted Stock or Incentive Shares granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

     18.  General Provisions.

          18.1. The establishment of this Plan shall not confer upon any Employee any legal or equitable right against the Company, any Subsidiary or the Committee, except as expressly provided in this Plan.